Exhibit 99.1

Press release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: July 22, 2004	Phone: 678-867-8000
Fax: 678-867-8100

Contact: Mary Waggoner
Certegy Inc.
VP - Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy to Acquire Leading Caribbean Processor CariCard

Alpharetta, GA, July 22, 2004 – Certegy Inc. (NYSE:CEY) today announced plans to acquire the assets of Caribbean CariCard Services, Inc., a leading third-party transaction processor in the Caribbean for approximately $7.0 million in cash. CariCard serves financial institutions, retailers and petroleum marketers in 16 countries, and offers a wide range of products including card issuer services, card management and statement production, fraud monitoring, call center support, merchant acquiring, ATM/POS terminal driving and switching services. Its customer base includes First Caribbean International Bank, Bank of Nova Scotia, Cave Shepherd and Shell Oil.

“This acquisition firmly positions Certegy as a leading provider of payment services throughout the Caribbean market, and enables us to leverage existing technology and operating centers,” stated Lee Kennedy, chairman and CEO of Certegy.

“CariCard is a well-established processor with a comprehensive range of services and a diverse customer base,” added Vince Pavese, senior vice president and group executive, Certegy Card Services - International. “The company has a rich ten-year history of providing high quality products and services to clients in the Caribbean, and we look forward to further expanding those relationships.”

The acquisition is expected to add approximately $3.0 million to $4.0 million in annualized revenue and to be neutral to earnings per share in 2004 and 2005. The closing of the transaction, which is subject to customary closing conditions, is expected to occur in early August 2004.

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,500 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2003. For more information on Certegy, please visit www.certegy.com.

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Forward-Looking Statement

The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. Without limitation, Certegy’s estimates of the effect of the acquisition of Caribbean CariCard Services, Inc. on its future revenues and earnings per share are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. Among the factors that could, either individually or in the aggregate, affect our performance and cause actual results to differ materially from estimates provided include the following: satisfaction of conditions to closing; potential integration issues following the acquisition; the untimely loss of CariCard’s customers; the potential adverse effect of governmental actions; our ability to operate the business with the same success as the current owners; and other risk factors identified from time to time in our SEC reports, including, but not limited to, those described in the section entitled “Risk Factors” in our 2003 Annual Report on Form 10-K filed on February 17, 2004.